UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported): September 15, 2005

SPORT CHALET, INC.
(Exact name of registrant as specified in its charter)
Delaware	0-20736	95-4390071
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Sport Chalet Drive, La Canada, CA 91011
(Address of principal executive offices) (Zip Code)

(818) 949-5300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

On September 15, 2005, Sport Chalet, Inc. (the "Company") issued a press release announcing the stock trading plans described in Item 8.01 below. A copy of the press release is attached as Exhibit 99.1 to this Report.

The information in this Item 7.01 and the exhibit attached hereto shall not be deemed "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except as shall be expressly set forth by specific reference in such filing.

Item 8.01. Other Events.

Margin Loans

On September 14, 2005, Craig L. Levra, Chairman and Chief Executive Officer, Howard K. Kaminsky, Chief Financial Officer, and Dennis Trausch, Executive Vice President - Growth and Development, each pledged all their shares of the common stock, $0.01 par value per share (the "Common Stock"), of the Company to secure their obligations to repay certain recourse loans (the "Margin Loans") to an unrelated party. The proceeds of the loans will be used to pay (i) a portion of the exercise price of certain stock options held by each of them, (ii) the tax withholding obligations relating to the exercise of such options, and (iii) the tax obligations relating to the proposed transfer (the "Transfer") of shares of Class B Common Stock of the Company to Messrs. Levra and Kaminsky from The Olberz Family Trust following completion of the previously announced recapitalization of the Company (the "Recapitalization"), if and when the Recapitalization is completed.

Upon the completion of the Recapitalization and the Transfer, Messrs. Levra and Kaminsky will beneficially own approximately 32.7% and 12.3%, respectively, of the combined voting power of the Company (after giving effect to the conversion or exercise of all outstanding options, warrants and convertible securities). As a result, if Messrs. Levra or Kaminsky default on the Margin Loans and the lender forecloses on the pledged shares, a change in control of the Company could occur.

For a description of the Recapitalization, see the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission (the "SEC") on June 28, 2005 and the Company's definitive proxy statement relating to its 2005 annual meeting of stockholders filed with the SEC on September 1, 2005.

Stock Trading Plans

On September 14, 2005, Messrs. Levra, Kaminsky and Trausch each adopted a stock trading plan intended to comply with the requirements of Rule 10b5-1 adopted under the Securities Exchange Act of 1934, as amended, and the Company's policies regarding transactions in the Company's securities. Under these plans, Messrs. Levra, Kaminsky and Trausch may sell a portion of the Company's common stock owned by them. Sales under the plans may commence on September 15, 2005, in the case of Mr. Trausch, and October 3, 2005, in the case of Messrs. Levra and Kaminsky. Sales under the plans will end no later than February 9, 2006, and are subject to certain price restrictions and other contingencies. Sales under the plans will be disclosed publicly through filings of Forms 4 and Forms 144 with the SEC. The net proceeds from the sale of shares under the plans will be used to repay portions of the Margin Loans.

Under these plans, Mr. Trausch may sell up to 1,500 shares of Common Stock or less than 0.1% of the issued and outstanding Common Stock. If and when the Recapitalization is completed, any remaining unsold shares will be converted into Class A and Class B Common Stock and an additional 4,500 shares of either Class A or Class B may be sold.

Under these plans, Messrs. Levra and Kaminsky may sell up to 90,000 shares and 70,000 shares, respectively, of Class A Common Stock, or approximately 0.8% and 0.6%, respectively, of the shares of Class A Common Stock which shall be issued and outstanding immediately after the Recapitalization, and approximately 13.5% and 16.9%, respectively, of the shares of Class A Common stock which will be owned by them immediately after the Recapitalization. If Messrs. Levra and Kaminsky complete all of the sales permitted under these plans, they would continue to beneficially own approximately 32.7% and 12.3%, respectively, of the combined voting power of the Class A Common Stock and the Class B Common Stock (after giving effect to the conversion or exercise of all outstanding options, warrants and convertible securities) immediately after the Recapitalization.

Item 9.01 Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Exhibits.

Exhibit Number	Description of Exhibit
99.1	Press release dated September 15, 2005 entitled: "Sport Chalet Executives Adopt Securities Trading Plans Under SEC Rule 10b5-1."

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 19, 2005	SPORT CHALET, INC.

	By:	/s/ Howard K. Kaminsky
Howard K. Kaminsky, Executive Vice President-Finance, Chief Financial Officer and Secretary